SENSATA TECHNOLOGIES REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS
Board of Directors authorizes $500 million share repurchase plan
Swindon, United Kingdom – July 30, 2019 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensors, today announced financial results for its second quarter ended June 30, 2019.
Operating results for the second quarter of 2019 compared to the second quarter of 2018 are summarized below.
Revenue:

•	Revenue was $883.7 million, a decrease of ($30.1) million, or (3.3%), compared to $913.9 million in the second quarter of 2018.

•	Revenue declined 1.6% on an organic basis, which excludes the effects of the following:

◦	Foreign currency exchange rates - (1.0%) change versus the prior year period.

◦	Acquisitions and divestitures, net - (0.7%) change versus the prior year period.
Operating income:

•	Operating income was $147.4 million (16.7% of revenue), a decrease of ($30.6) million or (17.2%) compared to $178.1 million (19.5% of revenue) in the second quarter of 2018.

•	Adjusted operating income was $205.1 million (23.2% of revenue), a decrease of ($14.3) million or (6.5%) compared to $219.4 million (24.0% of revenue) in the second quarter of 2018.
Earnings per share:

•	Earnings per share were $0.45, a decrease of (26.2%) compared to $0.61 per share in the second quarter of 2018.

•	Adjusted earnings per share were $0.93, which were flat with adjusted earnings per share in the second quarter of 2018 despite a ($30.1) million decrease in revenue.
Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.07 in the second quarter of 2019 compared to the prior year period. The net effect of acquisitions and divestitures reduced Sensata's adjusted earnings per share by ($0.06) in the second quarter of 2019 compared to the prior year period.
“Despite lower volume due to declining end markets, we maintained our adjusted EPS year-over-year, which demonstrates the resiliency of our business model in weaker market cycles and the positive effects of our capital deployment strategy," said Martha Sullivan, Chief Executive Officer of Sensata. "Our performance was driven by strong secular growth across all of our businesses, including an acceleration of content growth in automotive, which outgrew its end market by 650 basis points in the second quarter. As we look ahead this year, we expect our end markets will decline below the projections we contemplated in our most recent full year 2019 guidance, and are implementing additional initiatives to further align our costs with the lower volumes we are now anticipating."
"Looking beyond current end market conditions, we have identified long-term secular growth opportunities in these markets and we are making investments to drive future growth. During the quarter, we advanced our Electrification initiative by partnering with Lithium Balance to bring battery management subsystems to the industrial, material handling, and heavy vehicle & off road markets as well as complement our wireless battery management initiative in our automotive business.”
During the second quarter of 2019, Sensata repurchased approximately 379,000 shares of common stock for total consideration of $17.4 million. The Board of Directors has approved the repurchase of additional shares valued up to an aggregate of $500 million, which the Company expects to use over the next 12 to 24 months.
Six Months ended June 30, 2019
Operating results for the six months ended June 30, 2019 compared to the six months ended June 30, 2018 are summarized below. These results include non-GAAP financial measures, which are reconciled later in this press release.
Revenue:

•	Revenue was $1,754.2 million, a decrease of ($45.9) million, or (2.6%), compared to $1,800.2 million in the six months ended June 30, 2018.

•	Revenue declined (0.4%) on an organic basis, which excludes the effects of the following:

◦	Foreign currency exchange rates - (1.2%) change versus the prior year period.

◦	Acquisitions and divestitures, net - (1.0%) change versus the prior year period.
Operating income:

•	Operating income was $290.0 million (16.5% of revenue), a decrease of ($35.7) million or (11.0%) compared to $325.7 million, (18.1% of revenue), in the six months ended June 30, 2018.

•	Adjusted operating income was $393.7 million (22.4% of revenue), a decrease of ($20.5) million or (5.0%) compared to $414.2 million (23.0% of revenue) in the six months ended June 30, 2018.
Earnings per share:

•	Earnings per share were $0.97, a decrease of (14.2%) compared to $1.13 per share in the six months ended June 30, 2018.

•	Adjusted earnings per share were $1.77, a decrease of (0.6%) compared to $1.78 per share in the six months ended June 30, 2018.

Segment Performance

	For the three months ended June 30,		For the six months ended June 30,
$ in 000s	2019	2018	2019	2018
Performance Sensing revenue	$644,516	$676,217	$1,284,544	$1,339,046
Performance Sensing operating income	168,072	187,365	318,581	356,775
% of Performance Sensing revenue	26.1%	27.7%	24.8%	26.6%

Sensing Solutions revenue	$239,210	$237,643	$469,681	$461,107
Sensing Solutions operating income	77,115	79,070	152,084	150,954
% of Sensing Solutions revenue	32.2%	33.3%	32.4%	32.7%
Performance Sensing's operating income as a percentage of revenue totaled 26.1% in the second quarter of 2019. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing’s operating income as a percentage of revenue was 25.4%. Sensing Solutions’ operating income as a percentage of revenue totaled 32.2% in the second quarter of 2019. Excluding the impact of changes in foreign exchange rates, Sensing Solutions’ operating income as a percentage of revenue was 31.8%.
Performance Sensing’s operating income as a percentage of revenue totaled 24.8% in the six months ended June 30, 2019. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing’s operating income as a percentage of revenue was 23.9%. Sensing Solutions’ operating income as a percentage of revenue totaled 32.4% in the six months ended June 30, 2019. Excluding the impact of changes in foreign exchange rates, Sensing Solutions’ operating income as a percentage of revenue was 32.7%.
Guidance
For the full year 2019, the Company anticipates revenue to be between $3.461 and $3.523 billion, representing a year-over-year revenue decline between 0 percent and 2 percent. Excluding changes in foreign currency exchange rates and the net effect of acquisitions and divestitures, Sensata expects to report organic revenue of approximately a 1 percent decline to growth of 1 percent for the full year 2019. For full year 2019, Sensata expects adjusted operating income to be between $807 and $823 million. Additionally, the Company expects adjusted net income to be between $596 and $612 million and adjusted earnings per share to be between $3.67 and $3.77 for full year 2019, representing growth of 1 percent to 3 percent. Sensata expects that changes in foreign currency exchange rates will decrease revenues between $11 and $19 million and will increase adjusted earnings per share by $0.17 to $0.19 for full year 2019.

For the third quarter of 2019, Sensata anticipates revenue to be between $847 and $871 million compared to $873.6 million in the third quarter of 2018, representing a revenue decline between 0 percent and 3 percent. Excluding changes in foreign currency exchange rates and the net effect of acquisitions and divestitures, Sensata expects to report an organic revenue decline between 1 percent and 4 percent in the third quarter. Additionally, the Company expects adjusted net income to be between $143 and $149 million and adjusted earnings per share to be between $0.88 and $0.92 in the third quarter of 2019, representing adjusted EPS of between a decline of 3 percent and growth of 1 percent.

Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its second quarter financial results and its outlook for the third quarter and full year 2019. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411 and callers can reference the Sensata second quarter 2019 earnings call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until August 6, 2019. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10132787.
About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in 11 countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Adjusted operating income is defined as operating income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the repayment of debt obligations.
Organic revenue growth is defined as the reported percentage change in net revenue, calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic, and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruptions, which could limit access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties with or failures integrating acquired businesses; market acceptance of new products; fluctuations in foreign exchange rates; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2018 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net revenue	$883,726	$913,860	$1,754,225	$1,800,153
Operating costs and expenses:
Cost of revenue	575,235	582,509	1,156,041	1,164,966
Research and development	36,685	37,980	71,781	73,981
Selling, general and administrative	72,026	80,473	142,575	161,795
Amortization of intangible assets	36,031	34,594	72,174	69,663
Restructuring and other charges, net	16,310	244	21,619	4,010
Total operating costs and expenses	736,287	735,800	1,464,190	1,474,415
Operating income	147,439	178,060	290,035	325,738
Interest expense, net	(39,608)	(38,321)	(78,861)	(76,750)
Other, net	(3,554)	(11,053)	(365)	(15,686)
Income before taxes	104,277	128,686	210,809	233,302
Provision for income taxes	30,841	23,398	52,308	37,524
Net income	$73,436	$105,288	$158,501	$195,778

Net income per share:
Basic	$0.45	$0.61	$0.98	$1.14
Diluted	$0.45	$0.61	$0.97	$1.13

Weighted-average ordinary shares outstanding:
Basic	161,618	171,439	162,433	171,422
Diluted	162,478	172,693	163,500	172,775

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$721,073	$729,833
Accounts receivable, net of allowances	635,544	581,769
Inventories	490,123	492,319
Prepaid expenses and other current assets	122,839	113,234
Total current assets	1,969,579	1,917,155
Property, plant and equipment, net	809,092	787,178
Goodwill	3,080,395	3,081,302
Other intangible assets, net	826,144	897,191
Deferred income tax assets	27,383	27,971
Other assets	139,524	86,890
Total assets	$6,852,117	$6,797,687

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$13,582	$14,561
Accounts payable	378,504	379,824
Income taxes payable	25,188	27,429
Accrued expenses and other current liabilities	211,870	218,130
Total current liabilities	629,144	639,944
Deferred income tax liabilities	238,992	225,694
Pension and other post-retirement benefit obligations	33,652	33,958
Finance lease and other financing obligations, less current portion	30,141	30,618
Long-term debt, net	3,216,135	3,219,762
Other long-term liabilities	86,990	39,277
Total liabilities	4,235,054	4,189,253
Total shareholders’ equity	2,617,063	2,608,434
Total liabilities and shareholders’ equity	$6,852,117	$6,797,687

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the six months ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net income	$158,501	$195,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,182	53,445
Amortization of debt issuance costs	3,718	3,643
Share-based compensation	12,425	11,502
Loss on debt financing	—	2,350
Amortization of intangible assets	72,174	69,663
Deferred income taxes	13,213	12,266
Unrealized loss on derivative instruments and other	16,717	8,432
Changes in operating assets and liabilities	(79,764)	(103,166)
Net cash provided by operating activities	252,166	253,913

Cash flows from investing activities:
Acquisition, net of cash received	(1,681)	—
Additions to property, plant and equipment and capitalized software	(81,549)	(66,301)
Other	305	5,000
Net cash used in investing activities	(82,925)	(61,301)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	7,099	3,397
Payments of employee restricted stock tax withholdings	(6,778)	(3,641)
Payments on debt	(8,248)	(12,404)
Payments to repurchase ordinary shares	(168,198)	(60,105)
Payments of debt and equity issuance costs	(1,876)	(9,568)
Net cash used in financing activities	(178,001)	(82,321)
Net change in cash and cash equivalents	(8,760)	110,291
Cash and cash equivalents, beginning of period	729,833	753,089
Cash and cash equivalents, end of period	$721,073	$863,380

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Performance Sensing	72.9%	74.0%	73.2%	74.4%
Sensing Solutions	27.1%	26.0%	26.8%	25.6%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Americas	43.0%	41.5%	43.1%	41.7%
Europe	28.8%	29.8%	29.1%	30.1%
Asia/Rest of World	28.2%	28.7%	27.8%	28.2%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Automotive*	57.6%	59.7%	57.7%	60.5%
Heavy vehicle and off-road	16.5%	15.7%	16.8%	15.4%
Appliance and heating, ventilation and air-conditioning	6.3%	6.2%	6.1%	6.2%
Industrial	10.8%	9.5%	10.7%	9.4%
Aerospace	5.1%	4.4%	5.0%	4.6%
All other	3.7%	4.5%	3.7%	3.9%
Total	100.0%	100.0%	100.0%	100.0%

*
Includes amounts reflected in the Sensing Solutions segment as follows: $10.7 million and $13.0 million of revenue in three months ended June 30, 2019 and 2018, respectively, and $22.1 million and $26.9 million of revenue in six months ended June 30, 2019 and 2018, respectively.

End Market Growth (Unaudited)

	Three months ended June 30, 2019				Six months ended June 30, 2019
	Reported Growth	Organic Growth	End Market Growth		Reported Growth	Organic Growth	End Market Growth
Automotive	(6.4%)	(1.1%)	(7.6%)	*	(6.8%)	(1.1%)	(6.8%)	*
Heavy vehicle and off-road	1.8%	1.0%	(1.8%)		6.3%	5.8%	0.3%
* Excludes Toyota, adjusted for Sensata's geographic mix.

The following unaudited tables reconcile Sensata’s GAAP to non-GAAP financial measures for the three and six months ended June 30, 2019 and 2018. Amounts presented in these tables may not sum due to the effect of rounding.
Non-GAAP Reconciliation - Second Quarter 2019 and 2018

($ in thousands, except per share amounts)	Three Months Ended June 30, 2019
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$147,439	16.7%	$30,841	$73,436	$0.45
Non-GAAP adjustments:
Restructuring related and other	21,313	2.4%	(400)	20,913	0.13
Financing and other transaction costs	1,642	0.2%	—	2,450	0.02
Step-up depreciation and amortization	35,297	4.0%	—	35,297	0.22
Deferred gain on derivative instruments	(554)	(0.1%)	—	(452)	(0.00)
Amortization of debt issuance costs	—	—%	—	1,882	0.01
Deferred taxes and other tax related	—	—%	16,846	16,846	0.10
Total adjustments	57,698	6.5%	16,446	76,936	0.47
Adjusted (non-GAAP)	$205,137	23.2%	$14,395	$150,372	$0.93

($ in thousands, except per share amounts)	Three Months Ended June 30, 2018
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$178,060	19.5%	$23,398	$105,288	$0.61
Non-GAAP adjustments:
Restructuring related and other	2,339	0.3%	—	2,339	0.01
Financing and other transaction costs	2,069	0.2%	—	2,069	0.01
Step-up depreciation and amortization	35,881	3.9%	—	35,881	0.21
Deferred loss on derivative instruments	1,057	0.1%	—	3,137	0.02
Amortization of debt issuance costs	—	—%	—	1,838	0.01
Deferred taxes and other tax related	—	—%	10,250	10,250	0.06
Total adjustments	41,346	4.5%	10,250	55,514	0.32
Adjusted (non-GAAP)	$219,406	24.0%	$13,148	$160,802	$0.93
We treat deferred taxes as a non-GAAP adjustment. Accordingly, the tax effect of the non-GAAP adjustments above refers only to the current tax effect, if applicable. With respect to the three months ended June 30, 2018, the current tax effect of the related non-GAAP adjustments was not material.

Non-GAAP Reconciliation - Six months ended June 30, 2019 and 2018

($ in thousands, except per share amounts)	Six Months Ended June 30, 2019
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$290,035	16.5%	$52,308	$158,501	$0.97
Non-GAAP adjustments:
Restructuring related and other	29,359	1.7%	(800)	28,559	0.17
Financing and other transaction costs	4,596	0.3%	—	5,404	0.03
Step-up depreciation and amortization	70,798	4.0%	—	70,798	0.43
Deferred gain on derivative instruments	(1,099)	(0.1%)	—	(2,120)	(0.01)
Amortization of debt issuance costs	—	—%	—	3,718	0.02
Deferred taxes and other tax related	—	—%	24,799	24,799	0.15
Total adjustments	103,654	5.9%	23,999	131,158	0.80
Adjusted (non-GAAP)	$393,689	22.4%	$28,309	$289,659	$1.77

($ in thousands, except per share amounts)	Six Months Ended June 30, 2018
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$325,738	18.1%	$37,524	$195,778	$1.13
Non-GAAP adjustments:
Restructuring related and other	9,003	0.5%	—	9,003	0.05
Financing and other transaction costs	5,409	0.3%	—	7,759	0.04
Step-up depreciation and amortization	71,511	4.0%	—	71,511	0.41
Deferred loss on derivative instruments	2,548	0.1%	—	9,199	0.05
Amortization of debt issuance costs	—	—%	—	3,643	0.02
Deferred taxes and other tax related	—	—%	10,886	10,886	0.06
Total adjustments	88,471	4.9%	10,886	112,001	0.65
Adjusted (non-GAAP)	$414,209	23.0%	$26,638	$307,779	$1.78
We treat deferred taxes as a non-GAAP adjustment. Accordingly, the tax effect of the non-GAAP adjustments above refers only to the current tax effect, if applicable. With respect to the six months ended June 30, 2018, the current tax effect of the related non-GAAP adjustments was not material.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile operating income and net income to adjusted operating income and adjusted net income were recorded for the three and six months ended June 30, 2019 and 2018:

($ in thousands)	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Cost of revenue	$4,536	$5,443	$9,312	$11,273
Selling, general and administrative	2,468	2,455	3,950	6,688
Amortization of intangible assets	34,384	32,946	68,773	66,361
Restructuring and other charges, net	16,310	502	21,619	4,149
Operating income adjustments	57,698	41,346	103,654	88,471
Interest expense, net	1,882	1,838	3,718	3,643
Other, net	910	2,080	(213)	9,001
Provision for income taxes	16,446	10,250	23,999	10,886
Net income adjustments	$76,936	$55,514	$131,158	$112,001

Free Cash Flow Reconciliation
Reconciliation of Net Cash Provided by Operations to Free Cash Flow.

($ in thousands)	Three months ended June 30,		% Change	Six months ended June 30,		% Change
	2019	2018		2019	2018
Net cash provided by operating activities	$139,473	$130,658	6.7%	$252,166	$253,913	(0.7%)
Additions to property, plant and equipment and capitalized software	(39,859)	(35,363)	(12.7%)	(81,549)	(66,301)	(23.0%)
Free cash flow	$99,614	$95,295	4.5%	$170,617	$187,612	(9.1%)

The following unaudited table reconciles Sensata’s projected (GAAP) diluted EPS per share to its projected adjusted EPS for the three months ending September 30, 2019 and the full year ending December 31, 2019. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.
Non-GAAP Reconciliation of EPS Guidance

	Three months ending September 30, 2019		Full year ending December 31, 2019
	Low End	High End	Low End	High End

Projected GAAP Earnings per diluted share	$0.42	$0.43	$2.03	$2.07
Restructuring related and other	0.13	0.14	0.37	0.39
Financing and other transaction costs	—	0.01	0.04	0.05
Deferred (gain)/loss on derivative instruments*	—	—	(0.02)	(0.02)
Step-up depreciation and amortization	0.22	0.22	0.86	0.86
Deferred taxes and other tax related	0.10	0.11	0.34	0.37
Amortization of debt issuance costs	0.01	0.01	0.05	0.05
Projected adjusted EPS per diluted share	$0.88	$0.92	$3.67	$3.77
Weighted-average diluted shares outstanding (in 000s)	161.4	161.4	162.3	162.3
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2019 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.
# # #

Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
joshua.young@sensata.com	ataxiarchos@sensata.com